Filed pursuant to Rule 433
January 31, 2006

Relating to
Pricing Supplement No. 10 dated January 24, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – January 31, 2006

Bear Market PLUSSM due February 5, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based Inversely on the Price of Gold

Offering Price:	$10 per Bear Market PLUS

Aggregate Principal Amount:	$4,317,700 (increased from $3,500,000)

Pricing Date:	January 24, 2006

Original Issue Date:	February 3, 2006

Maturity Date:	February 5, 2007

Initial Index Value:	556.65

CUSIP:	61747Y568

Agent:	Morgan Stanley & Co. Incorporated

Price to Public:	Per Note:	100%
	Total:	$4,317,700

Agent’s Commissions:	Per Note:	1.50% ($0.15 per Note)
	Total:	$64,765.50

Proceeds to Company:	Per Note:	98.50%
	Total:	$4,252,934.50

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 10, dated January 24, 2006 Prospectus Dated January 25, 2006 Prospectus Supplement Dated January 25, 2006